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FOR IMMEDIATE RELEASE                                                  Exhibit A

CONTACT:          Debra A. Berliner
                  VP, Investor Relations and
                  Corporate Communications
                  (201) 319-3491
                  e-mail:  102521.1311@CompuServe.com

               HANOVER DIRECT REPORTS 1996 SECOND QUARTER RESULTS

WEEHAWKEN, NJ, August 5, 1996 -- Hanover Direct, Inc. (AMEX: HNV) today reported financial results for the second quarter ended June 29, 1996.

For the second quarter ended June 29, 1996, Hanover Direct reported revenues of $180.2 million, compared to revenues of $182.8 million for the second quarter of 1995. The net loss for the 1996 second quarter was ($12.5 million), or ($0.13) per common share, compared to a net loss of ($7.5 million), or ($0.08) per common share, in the second quarter of 1995.

For the six months ended June 29, 1996, Hanover Direct reported revenues of $345.7 million, compared to revenues of $359.4 million for the six months ended July 1, 1995. The net loss for the 1996 first half was ($22.0 million), or ($0.24) per common share, compared to a net loss of ($12.4 million), or ($0.13) per common share, in the first half of 1995.

President and Chief Executive Officer Rakesh K. Kaul stated, "While second quarter losses are unacceptably high, due primarily to continuing difficulties in our Domestications business, we were pleased with the performance of most of our other specialty catalog titles. In addition, a number of the strategies we have put in place in the areas of cost reduction and productivity are showing encouraging signs. On the demand side, we also saw improvements with second quarter demand for continuing catalogs at $172.9 million, or 10.6% above the comparable year-ago quarter. Further, the completion of the stock rights offering is the first step to improving the liquidity of the Company. As we execute our turnaround plan, we expect to see a favorable impact as early as the fourth quarter of 1996."

Mr. Kaul further noted that the Company is close to announcing the addition of several new senior managers in key positions, including president of Domestications, vice president of operations for the home fashions distribution center in Roanoke, VA and vice president of operations for the hardlines distribution center in Hanover, PA. He said, "We are in the process of significantly strengthening our management team with highly qualified personnel who we believe represent the best in the business in their respective areas. Our ability to attract these individuals is further testament to our overriding confidence in the long-term opportunities that Hanover Direct offers."


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HNV 1996 Q2                                                      Page 2

Commenting on the progress at the home fashions distribution center, Mr. Kaul stated that the fixes have begun and reconfiguration of various aspects of the facility is well underway. The Company expects to have the most important aspect of the modification program, which is the installation and retrofitting of the conveyer system, completed by October 1996. "We are on plan for completing the conveyer modifications in time for the holiday selling season and we anticipate further throughput improvements by the end of this year," Mr. Kaul said.

Mr. Kaul noted that the Company's $50 million shareholder rights offering, which commenced on July 19, 1996, is continuing on plan and is expected to expire on August 16, 1996 and close on August 23, 1996. Further, NAR, the Company's majority shareholder, maintains its commitment to purchase any unsubscribed common shares.

Hanover Direct, Inc. is a leading direct specialty retailer that markets, via a portfolio of branded specialty catalogs, home fashions, general merchandise and apparel, with 1995 total Company revenues of $750 million. Hanover Direct titles include Domestications, a leading specialty home textiles catalog; The Company Store, an upscale direct marketer of down comforters and other down and related products for the home; Colonial Garden Kitchens, featuring work saving and lifestyle enhancing items for the kitchen and home; International Male, offering unique men's fashions with an international flair; Tweeds, the European-inspired women's fashion catalog; Kitchen & Home, an upscale kitchen and home products catalog; Gump's, a leading upscale catalog of exclusive gifts, which opened its new retail store in downtown San Francisco in March 1995; The Safety Zone, a direct marketer of safety, prevention and protection products; Silhouettes, featuring everyday, workout, special occasion and career fashions for larger-sized women; Undergear, a leader in activewear, workout wear and fashion underwear for men; Austad's, a direct marketer of golf equipment, related apparel and accessories; and Improvements, a leading do-it-yourself home improvement catalog. The Company has a venture with Sears in which it mails several of its catalogs under various names to Sears customers.

Cautionary Statements:

In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Law of 1995, we have identified the following forward-looking statements contained herein:

         As we execute our turnaround plan, we expect to see a favorable impact as early as the fourth quarter of 1996.

         Mr. Kaul further noted that the Company is close to announcing the addition of several new senior managers in key positions ...

         The Company expects to have the most important aspect of the modification program, which is the installation and retrofitting of the conveyer system, completed by October 1996.

         Further, the completion of the stock rights offering is the first step to improving the liquidity of the Company.


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         HNV 1996 Q2                                             Page 3

         "We are on plan for completing the conveyer modifications in time for the holiday selling season and we anticipate further throughput improvements by the end of this year-"...

         Mr. Kaul noted that the Company's $50 million shareholder rights offering, which commenced on July 19, 1996, is continuing on plan and is expected to expire on August 16, 1996 and close on August 23, 1996.

The following are important factors, among others, that could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf, of the Company:

         A general deterioration in the economic conditions in the United States leading to increased competitive activity including a business failure of a substantial size company in the retail industry; and a reduction in consumer spending generally or specifically with reference to the types of merchandise that the Company offers in its catalogs;

         an increase in the failure rate of consumer indebtedness generally; and an increase in credit sales by the Company accompanied by an increase in its bad debt experience with respect to consumer debt;

         a delay in the implementation of the actions to be taken by the Company to increase the efficiency of its operations; rapid increases and decreases in the volume of merchandise that passes through the Company's warehouse facilities;

         incurring larger than anticipated losses in future interim periods;

         the failure of the Company to stem the losses attributable to Domestications;

         the failure of the Rights Offering to be consummated on a timely basis;

         the failure of the Company to achieve quarterly profitable operating results by the end of fiscal 1996;

         the failure of the Company to solve its operating problems at the new Roanoke fulfillment center, including the installation and retrofitting of the facility's conveyer system;

         an increase in paper costs;

         the inability of the Company to attract and retain high quality executives to fill open management positions.


                               - table to follow -
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                              HANOVER DIRECT, INC.
                         CONSOLIDATED OPERATING SUMMARY
           (In thousands except per share data and number of shares)


                                                                 13 Weeks Ended                 26 Weeks Ended
                                                           --------------------------     ---------------------------
                                                            June 29,        July 1,         June 29,         July 1,
                                                              1996            1995            1996            1996
                                                           ----------      ----------      ----------      ----------


Operating costs and expenses                                 $180,195        $182,774        $345,722        $359,365
  Cost of sales and operating expenses                        120,283         114,851         228,721         227,565
  Write-down of inventory of discontinued catalogs                 --           3,945           1,100           3,945
  Provision for facility closings                                  --             214              --             530
  Selling expenses                                             52,026          51,198          97,417         101,832
  General and administrative expenses                          14,299          16,468          29,632          32,090
  Depreciation and amortization                                 3,483           2,086           6,481           3,537
                                                           ----------      ----------      ----------      ----------
Income (loss) from operations                                  (9,896)         (5,988)        (17,629)        (10,134)
                                                           ----------      ----------      ----------      ----------

Interest expense, net                                          (2,420)         (1,386)         (4,083)         (2,138)
Interest income                                                    46             197             215             283
                                                           ----------      ----------      ----------      ----------

Income (loss) before income taxes                             (12,270)         (7,177)        (21,497)        (11,989)

Income tax provision                                             (250)           (313)           (500)           (403)
                                                           ----------      ----------      ----------      ----------

Net income (loss)                                             (12,520)         (7,490)        (21,997)        (12,392)

Preferred stock dividends                                         (59)            (59)           (118)           (105)
                                                           ----------      ----------      ----------      ----------

Net income (loss) applicable to common shareholders          ($12,579)        ($7,549)       ($22,115)       ($12,497)
                                                           ==========      ==========      ==========      ==========

Net income (loss) per share                                    ($0.13)         ($0.08)         ($0.24)         ($0.13)
                                                           ==========      ==========      ==========      ==========

Weighted average shares outstanding                        93,576,472      92,846,299      93,535,204      92,818,157
                                                           ==========      ==========      ==========      ==========
